UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2016

Global Blood Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37539	27-4825712
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 East Jamie Court, Suite 101

South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

(650) 741-7700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 15, 2016, Global Blood Therapeutics, Inc. (the “Company”) entered into a sublease (the “Sublease”) with NexSteppe Inc., as sublandlord (“NexSteppe”) for approximately 4,700 square feet of space in a building located at 400 East Jamie Court in South San Francisco, California (the “Sublease Premises”). The Sublease Premises are a portion of the space currently leased by NexSteppe (the “Premises”) pursuant to a Lease Agreement, as amended (the “Master Lease”) by and between NexSteppe, as tenant, and ARE-East Jamie Court, LLC, as master landlord (“ARE”). Subject to certain conditions, the Company intends to expand the Sublease Premises to include an additional 1,000 square feet of space, which would comprise all of the Premises, on or around December 31, 2016 (the “Expansion Date”).

The term of the Sublease will commence on the later of (i) October 1, 2016, (ii) the date NexSteppe delivers possession of the Sublease Premises to the Company or (iii) the date ARE consents to the Sublease (the “Commencement Date”), and will expire on December 31, 2017 or such earlier date as the Master Lease may be terminated pursuant to the terms thereof. If the Commencement Date does not occur on or before November 1, 2016, then the Company shall have the right to terminate the Sublease upon ten (10) days’ prior written notice to NexSteppe.

The monthly base rent for the Sublease Premises under the Sublease will be equal to $4.00 per rentable square foot of the Sublease Premises, payable by the Company to NexSteppe. Prior to the Expansion Date, the monthly base rent for the Sublease Premises will be $18,800.00. On and after the Expansion Date, the monthly base rent for the Sublease Premises will be $22,800.00. In addition, during the term of the Sublease, the Company will pay NexSteppe’s share of operating expenses, taxes and any other expenses payable under the Master Lease to the extent applicable to the premises then subleased by the Company. In connection with the execution of the Sublease, the Company also agreed to pay a security deposit in the amount of $14,535.00.

The foregoing description of the Sublease does not purport to be complete and is qualified in its entirety by reference to the Sublease, a complete copy of which the Company intends to file with the Securities and Exchange Commission as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2016.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2016, the Company appointed Lesley Ann Calhoun, Vice President, Finance, as the Company’s principal accounting officer, effective immediately. Ms. Calhoun succeeds John Schembri as the Company’s principal accounting officer.

Ms. Calhoun, 50, has served as the Vice President, Finance of the Company since August 2016. Ms. Calhoun previously served as vice president, finance at Hyperion Therapeutics, Inc., a commercial pharmaceutical company, from January 2013 to September 2015, which was acquired by Horizon Pharma plc, a biopharmaceutical company, in May 2015. Prior to Horizon Pharma, Ms. Calhoun served as senior director of finance and corporate controller at Theravance, Inc., a biopharmaceutical company, from August 2005 to January 2013. Prior to Theravance, Ms. Calhoun held various senior finance positions of increasing responsibility where she oversaw all aspects of finance and accounting operations for U.S. and multinational, publicly-traded and pre-IPO stage technology companies and in the biopharmaceutical industry. Earlier in her career, Ms. Calhoun was a member of the audit practice of Deloitte & Touche LLP from 1989 to 2001. Ms. Calhoun holds a B.S. in business administration with a concentration in accounting from San Francisco State University and is a Certified Public Accountant (inactive).

There are no understandings or arrangements between Ms. Calhoun and any other person pursuant to which she was appointed as principal accounting officer of the Company, and Ms. Calhoun has no material interest in any transaction or proposed transaction in which the Company is or is to be a party. Ms. Calhoun has no family relationship with any director or executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2016	GLOBAL BLOOD THERAPEUTICS, INC.

	By:	/s/ Jeffrey Farrow
Jeffrey Farrow
Chief Financial Officer
(Principal Financial Officer)